Exhibit 5.1

February 25, 2022

Everbridge, Inc.

25 Corporate Drive, Suite 400

Burlington, MA 01803

Ladies and Gentlemen:

I am the General Counsel of Everbridge, Inc., a Delaware corporation (the “Company”), and am providing this opinion in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to an aggregate of 1,381,692 shares of the Company’s Common Stock, $0.001 par value (the “Shares”), including (i) 1,181,692 shares (the “2016 EIP Shares”) pursuant to the Company’s 2016 Equity Incentive Plan (the “2016 EIP”) and (ii) 200,000 shares (the “2016 ESPP Shares”) pursuant to the Company’s 2016 Employee Stock Purchase Plan (the “2016 ESPP,” and collectively with the 2016 EIP, the “Plans”).

In connection with this opinion, I have examined and relied upon the Registration Statement and related Prospectuses included therein, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, the Plans and the originals or copies certified to my satisfaction of such other records, documents, certificates, memoranda and other instruments as I deem necessary or appropriate to enable me to render the opinion expressed below. I have assumed the genuineness and authenticity of all documents submitted to me as originals and the conformity to originals of all documents submitted to me as copies thereof.

My opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, I am of the opinion that the 2016 EIP Shares, when sold and issued in accordance with the 2016 EIP, and the 2016 ESPP Shares, when sold and issued in accordance with the 2016 ESPP, and in each case when sold and issued in accordance with the Registration Statement and related Prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Elliot J. Mark

Elliot J. Mark

General Counsel